Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement (the “Amendment”) is effective as of the 12th day of June, 2013 and is made by and between PREMIER EXHIBITIONS, INC., a Florida corporation (the “Company”), and Samuel S. Weiser (the “Executive”). Company and the Executive may be referred to individually as a “Party” or collectively as the “Parties”.

WITNESSETH:

WHEREAS, the Executive and the Company entered into an Employment Agreement dated June 29, 2012 (the “Agreement”); and

WHEREAS, the Executive serves as the President and Chief Executive Officer of the Company; and

WHEREAS, the Parties desire to amend the terms of the Employment Agreement as reflected herein;

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth in this Amendment, the delivery and sufficiency of which is acknowledged, and intending to be legally bound, the Company and the Executive, having first incorporated the above recitals, agree to amend the following sections of the Agreement as follows:

A.  Section 3(a) of the Agreement is deleted in its entirety and replaced with the following, and Sections 3(g) and 3(h) are added to the Agreement as follows:

3. Compensation and Expenses.

(a) Base Salary.  For the services of the Executive to be rendered by him under this Agreement, the Company will pay the Executive an annual base salary of three hundred sixty thousand dollars ($360,000) (the “Base Salary”). The Company shall pay the Executive his Base Salary in equal installments no less than semi-monthly.  Beginning the fiscal year ending February 28, 2015, the Executive shall receive an annual cost of living increase of 2.5% of the then current Base Salary.

(g) Stock Option Grant.  On the second business day after the Company releases earnings for the first quarter of fiscal 2014 (the “Grant Date”), the Company shall grant to the Executive a Stock Option covering one hundred fifty thousand (150,000) shares of the common stock of the Company (the “Option”).  The Option shall have an exercise price equal to the closing price of the Company’s common stock on the Grant Date, and shall vest, subject to the Executive’s continued employment in good-standing with the Company through the applicable vesting date, one-third on each of the first three anniversaries of the Grant Date. The option shall expire the earlier of (i) five years from the Grant Date or (ii) one year from the date the Executive voluntarily terminates his employment with the Company other than for Good Reason, as defined in this Agreement.  The Option shall be represented by a grant letter, the terms of which shall be consistent with this subsection, and shall contain such other terms as are consistent with the Company’s award of stock options to other senior executives of the Company.

(h) Annual Bonus. Beginning with fiscal year 2014, Executive shall be eligible for an annual bonus under the Premier Exhibitions, Inc. Annual Incentive Plan, with an award opportunity of fifty percent (50%) of base salary for the fiscal year and with bonus criteria determined in accordance with the Annual Incentive Plan, and the details of which shall be joint responsibility of the Executive and the Compensation Committee to finalize on or before July 31, 2013.

(i)           Fiscal 2013 Bonus.   For fiscal year 2013, Executive shall be paid a bonus of $140,000, to reflect Company and individual performance during the year. Such bonus shall be paid in accordance with Company’s normal payroll practices.

B.  Section 5(d) of the Agreement is deleted in its entirety and replaced with the following:

5. Term and Termination.

(d) Termination without Cause or by the Executive for Good Reason.  If the Company terminates the Executive’s employment for any reason other than “for Cause,” or if the Executive terminates his employment with the Company for "Good Reason" (as defined below in clause (e) and subject to the Company's right to cure as also provided in such clause (e)), then provided that Executive signs a release of claims in a form provided by the Company, within 30 days after the date of termination, and the release becomes effective and irrevocable in accordance with its terms, then (i) the Company shall continue to pay, or cause to be paid, to the Executive his Base Salary for the twelve month period commencing on the date of termination (such period, the “Severance Period”), payable over the Severance Period in equal semi-monthly or other installments (not less frequently than monthly), with the installments that otherwise would be paid within the first 40 calendar days after the date of termination being paid in a lump sum (without interest) on the 40th day after the date of termination and the remaining installments being paid as otherwise scheduled assuming payments had begun immediately after the date of termination, and (ii) the Executive’s equity grants pursuant to Section 3(c) (including any related Transaction Bonus Opportunity), Section 3(d), Section 3(e) and Section 3(g) shall vest in full, to the extent such grants have not already vested, and shall be paid in accordance with the terms, and subject to the conditions, of the applicable grant letter (collective, the Severance Payment”).  Such Severance Payment together with claims for earned but unpaid compensation and benefits shall be the sole and exclusive contractual remedy (specifically including all claims to unearned compensation (of whatever sort) arising from Section 3 of this Agreement) available to the Executive related to the termination.  However nothing in this provision shall be construed as a knowing and voluntary waiver of any claims that have not accrued as of the Effective Date.

C.  Section 6(e) of the Agreement is deleted in its entirety and replaced with the following:

6. Restrictive Covenants.

(b)           General Restrictions.

(i) For purposes of this Agreement, “Restricted Period” shall mean the period beginning on the commencement of the Executive's employment with the Company and ending twelve (12) months after the termination thereof, regardless of the reason for the termination.  A business shall be considered “Competitive with the Company” if it is engaged in the Exhibition Business (regardless of the venue of the exhibition) or is engaged in a line of business in which the Company becomes engaged during the tenure of Executive’s employment with the Company.

D.           Miscellaneous.

The Agreement shall remain in full force and effect, except as modified by this Amendment.  All capitalized terms used in the Amendment but not defined shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the Company and the Executive have duly executed this Amendment as of the date noted below.

COMPANY:
PREMIER EXHIBITIONS, INC.

Date:  June 12, 2013                                                                             By:
Name:    Michael J. Little
Its:  Chief Financial Office

EXECUTIVE:

Date:  June 12, 2013                                                                             By:
Name:   Samuel S. Weiser